Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	LANC
Wednesday, May 24, 2006	TRADED:	Nasdaq
LANCASTER COLONY CONTINUES HIGHER CASH DIVIDEND;
BOARD AUTHORIZES ADDITIONAL STOCK REPURCHASES
     COLUMBUS, Ohio, May 24 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 26 cents per share on the company’s common stock, payable June 30, 2006 to shareholders of record on June 9, 2006. The board voted to continue the cash dividend at the higher level set six months ago. At that time, the company marked 43 consecutive years of increasing cash dividends each year. Lancaster Colony is one of only 22 U.S. companies to have increased cash dividends each year for 43 years.
     The board also authorized the repurchase of an additional two million shares of the company’s common stock as part of an ongoing stock repurchase program. Currently, the company has approximately 32,597,000 common shares outstanding and approximately 1,285,000 shares remaining under a previous repurchase authorization.
     John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony, said, “The dividend reflects the company’s continued strong financial position and healthy cash flows. This will be the 172nd consecutive quarterly cash dividend paid by the company since September 1963.” Excluding the $2.00 per share special dividend paid this past December, the indicated annual payout for the current fiscal year ending June 30, 2006 is $1.03, a five percent increase from the 98 cents per share paid in the previous fiscal year. He added, “The authorization for additional share repurchases gives us flexibility to make the best use of our free cash flow.”
          We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward–looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K for the year ended June 30, 2005 filed with the Securities and Exchange Commission.
####

FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO
Lancaster Colony Corporation
Phone: 614/224-7141
-or-
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com